F O R   I M M E D I A T E   R E L E A S E

                       BENTLEY INTERNATIONAL, INC.
                 SELLS NOTE AND STOCK TO INTERIORS, INC.

December 2, 1998, St. Louis, MO

      Bentley International, Inc. announced that on December 1, 1998, Bentley sold to Interiors, Inc., the purchaser of Bentley's former subsidiary, Windsor Art, Inc., the $2,000,000 long term note Bentley had received from Interiors as part of the consideration for Windsor and the 1,500,000 shares of Interiors Class A common stock Bentley had previously acquired from Interiors. The Interiors stock had been subject to an escrow agreement to secure certain warranties and representations Bentley had made to Interiors in connection with the sale of Windsor. In exchange, Interiors paid to Bentley $2,440,000 in cash and agreed to pay 110,000 shares of Bentley common stock and 100,000 of Interiors Class A common stock to the President of Windsor in satisfaction of certain obligations Bentley had incurred to the President of Windsor pursuant to a bonus agreement.

      The Board of Directors of Bentley has also approved a repurchase program with respect to the company's common stock, which currently trades on the OTC Bulletin Board. The most recent price for the common stock was $0.75 per share. The book value of such stock as of September 30, 1998, was $1.93 per share. The company will repurchase no more than 100,000 shares in the open market over a period of no more than twelve months, subject to the further limitation that the number of shareholders will not be decreased below 300.

      Management intends to use the balance of the cash from this sale and the previous sale of Windsor primarily to pursue acquisitions of credit reporting businesses, specialty marketing and information services businesses and possibly other businesses, and to expand the two credit reporting businesses Bentley has already acquired. Those two businesses currently operate in California, Arizona, New Mexico, Colorado, Missouri, Illinois and Florida. Management plans to expand these businesses in the states where they are operating and on a nation-wide basis, while continuing to explore other acquisition opportunities.

      For separate consideration, Lloyd Abrams, the CEO and President of Bentley, agreed to cancel and was released from his obligations under a consulting agreement with Interiors and Windsor. The release of Mr. Abrams from his duties as a consultant will allow Mr. Abrams to work full time for Bentley in regard to the expansion of its current credit reporting businesses and the pursuit of other acquisition opportunities.

      This press release contains certain forward looking statements of the type described in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, those with regard to plans to expand the credit reporting business and make other acquisitions. The results of these plans are beyond the ability of the company to control. Economic conditions, product and service demand, competitive pricing, timely completion of acquisitions on acceptable terms and other factors could cause materially different results from those planned by management.

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